Exhibit 5.1

Law Office of BRIAN P. SIMON
______________________________________________
Attorneys at Law

September 30 , 2015

ABCO Energy, Inc.
2100 North Wilmot, #211
Tucson, AZ  85712

Gentlemen:

We have acted as counsel for ABCO Energy, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing on August 3, 2015, by the Company of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, File No. 377-01091, relating to (i) the public offering  (“Primary Offering”) of 10,000,000 shares of common stock, par value $.0001 per share, of the Company (the “Company Shares”) and (ii) 23,214,322 shares of  Common Stock  (“SS Shares”) that will be sold by certain selling security holders (“Security Offering”).  Capitalized terms are used herein as defined in the Registration Statement.

We have examined the Registration Statement, originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and by-laws, records of corporate proceedings, including minutes of meetings and written consents of the board of directors and stockholders, certificates of public officials and officers or other authorized representatives of the Company, and such other certificates, instruments and documents, and we have made such examination of law, as we have deemed necessary to form the basis of the opinion expressed below.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic or originals of all documents submitted to us as copies thereof.

We express no opinion concerning any law other than the corporation law of the State of Nevada and the federal law of the United States.

Based upon and subject to the foregoing, we are of the opinion that the 10,000,000 Company Shares are being offered by the Company in the Primary Offering have been duly authorized and upon issuance, will be, validly issued, fully paid and non-assessable.  The SS Shares offered by the selling shareholders in the Secondary Offering, are duly authorized and are validly issued, fully paid and non-assessable.

We hereby consent to the reference to this firm in the Registration Statement under the caption Legal Matters and to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAW OFFICE OF BRIAN P. SIMON

/s/ Brian P. Simon
Brian P. Simon

BPS:dm

10562 Eastborne Avenue • Los Angeles • California 90024
Telephone (310) 855-3382 • Facsimile (310) 492-5408